UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 21, 2014

CANWEALTH MINERALS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-54533	27-2288541
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1376 Perrot Boulevard, Ile Perrot, Quebec, Canada J7V 7P2

(Address of Principal Executive Offices) (Zip Code)

(514) 425-2020

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Carl Caumartin as a Director

On March 21, 2014, the holders of 87% of the outstanding voting stock of Canwealth Minerals Corporation, a Delaware corporation (the “Company”), elected Mr. Carl Caumartin as a member of the Board of Directors of the Company (the “Board”), to hold such position until the next annual meeting of the stockholders of the Company or until his successor is duly elected and qualified.

Mr. Caumartin has not yet been named to any committees of the Board. There is no related party transaction, or any currently proposed related party transaction, involving the Company in which Mr. Caumartin or any of his immediate family members had or will have a direct or indirect material interest.

Appointment of Neji Jedda as a Director

On March 21, 2014, the holders of 87% of the outstanding voting stock of the Company elected Mr. Neji Jedda as a member of the Board, to hold such position until the next annual meeting of the stockholders of the Company or until his successor shall be duly elected and qualified.

Mr. Jedda has not yet been named to any committees of the Board. There is no related party transaction, or any currently proposed related party transaction, involving the Company in which Mr. Jedda or any of his immediate family members had or will have a direct or indirect material interest.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 21, 2014, in accordance with the Bylaws of the Company (the “Bylaws”), the sole director approved amendments to the Bylaws (i) to allow for a Board consisting of more than one (1) person, (ii) to allow the size of the Board to be increased or decreased by resolution of the Board or the stockholders of the Company, and (iii) to allow any vacancy created by an increase in the size of the Board to be filled by the remaining directors of the Company (collectively, the “Bylaws Amendments”), which amendments were effective immediately. The sole director also approved an increase to the number of directors constituting the Board from one (1) to three (3) directors.

The text of the Bylaws Amendments are set forth on Exhibit 3.1 hereto, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit 3.1 Amendments to the Bylaws of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated: August 21, 2014	CANWEALTH MINERALS CORPORATION

By: /s/ Garth McIntosh
Garth McIntosh
Chief Executive Officer